EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the entity’s ability to continue as a going concern), relating to the consolidated financial statements of Clinical Data, Inc., appearing in the Annual Report on Form 10-K of Clinical Data, Inc. for the year ended March 31, 2006.
/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 16, 2006